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                                                  EXHIBIT 10.9

                         September 26, 1996



Mr. John J. Quicke
11 Stony Hollow Road
Chappaqua, NY 10514

Dear John:

     Reference is made to your Employment Agreement dated April
1, 1993 (the "Agreement").  This shall confirm that Paragraph
6(a) of the Agreement is hereby amended to read in its entirety as follows:

     "Subject to earlier termination pursuant to the provisions of subparagraphs 6(b) and 6(c) below, the term of your employment hereunder is for a period of five (5) years commencing as of January 1, 1995 to December 31, 1999."

     This shall also confirm that the first sentence of paragraph
2 of the Agreement is hereby amended to read in its entirety as follows:

     "In full consideration of all of the services to be rendered by you under this Agreement, the Company will pay to you a base salary at the rate of Four Hundred Thirty-two Thousand Three Hundred Twenty-eight Dollars ($432,328) per year (that being the effective rate commencing March 1, 1996) during the term of your employment hereunder, payable in equal bi-weekly installments."

     Except as set forth above, this letter shall not amend or affect your Agreement; said Agreement, as hereby amended, shall remain in full force and effect. If the above is in accordance with your understanding, please sign the enclosed duplicate of this letter and return it to the undersigned. Upon our receipt of such fully executed copy, this shall constitute a binding agreement between us.


                         SEQUA CORPORATION




                         By:__________________________
                         Norman E. Alexander
                         Chairman and Chief Executive Officer